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                                                            EXHIBIT 99.(a)(1)(M)

May 29, 2001


Dear Employees:

Pursuant to Section 13 of the Offer to Exchange, we have amended the Offer to Exchange as indicated in Exhibit 1, attached hereto. Other than as indicated in
Exhibit 1 and as previously amended on May 18, 2001, all other terms of the Offer to Exchange remain unchanged, including the deadline to respond before 12:00 p.m., PDT, on June 5, 2001.

If you have any questions, please do not hesitate to contact me at (510) 594-5928 or via email at adrivon@extensity.com.

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                                    EXHIBIT 1
                       AMENDMENT TO THE OFFER TO EXCHANGE

The Offer to Exchange is hereby supplemented and amended as follows:

     Section 15 of the Offer to Exchange is amended by adding the following after the table entitled "Consolidated Statements of Operations": "Our earnings available for fixed charges of $(23,888,000) and $(34,115,000) were inadequate to cover our fixed charges of $501,000 and $349,000 for the fiscal years ended December 31, 1999 and 2000, respectively. Our earnings available for fixed charges of $(7,438,000) were inadequate to cover our fixed charges of $61,000 for the three months ended March 31, 2001. Our book value per share was $2.58 as of March 31, 2001.